SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549






                                    FORM 8-K

                                 CURRENT REPORT

                PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                                  June 28, 1996







                         Commission File Number 0-20872

                       ST. MARY LAND & EXPLORATION COMPANY
             (Exact name of Registrant as specified in its charter)




               Delaware                                41-0518430
        (State or other Jurisdiction      (I.R.S. Employer Identification No.)
      of incorporation or organization)




             1776 Lincoln Street, Suite 1100, Denver, Colorado 80203
               (Address of principal executive offices) (Zip Code)




                                 (303) 861-8140
              (Registrant's telephone number, including area code)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

On June 28, 1996, St. Mary Land & Exploration Company (the "Registrant") purchased a 90 percent interest in certain of the assets of Siete Oil and Gas Company for a net price of approximately $9.8 million. The acquisition includes approximately 150 wells in southeast New Mexico and West Texas producing from the Yates/Queen and Delaware sands at depths of between 3,500 to 5,000 feet. The acquired reserves are approximately 80 percent oil and have a reserve life of about 15 years. St. Mary's 90 percent interest equates to current production of approximately 770 MCFD and 345 BOPD. This acquisition was financed by available credit under its revolving bank credit agreement with NationsBank.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

    (a)  Financial Statements.

    As of the date of filing of this Current Report on Form 8-K, it is impracticable for the Registrant to provide the financial statements required by this Item 7(a). In accordance with Item 7(a)(4) of Form 8-K, such financial statements shall be filed by amendment to this Form 8-K no later than 60 days after July 15, 1996.

    (b)  Pro Forma Financial Information.

    As of the date of filing of this Current Report on Form 8-K, it is impracticable for the Registrant to provide the pro forma financial information required by this Item 7(b). In accordance with Item 7(b) of Form 8-K, such financial statements shall be filed by amendment to this Form 8-K no later than 60 days after July 15, 1996.

    (c) Exhibit.

    The Purchase and Sale Agreement between the Registrant and Siete Oil and Gas is attached hereto as Exhibit 10.42.

                                   SIGNATURES


         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                      St. Mary Land & Exploration Company



July 15, 1996                         By  /S/  MARK A. HELLERSTEIN
                                          ------------------------
                                          Mark A. Hellerstein
                                          President and Chief Executive Officer


July 15, 1996                         By  /S/  RICHARD C. NORRIS
                                          ----------------------
                                          Richard C. Norris
                                          Vice President - Accounting and
                                          Administration and Chief Accounting
                                          Officer

EXHIBIT 10.42

                           PURCHASE AND SALE AGREEMENT

      For and in consideration of the sum of $100.00, the mutual promises set forth herein, together with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, this Purchase and Sale Agreement ("this Agreement") is entered into on April 2, 1996, by
SIETE OIL & GAS CORPORATION and OLYMPIC TRADING AND TRANSPORTATION, INC. ("Seller") and ST. MARY LAND & EXPLORATION COMPANY, 1776 Lincoln Street, Suite 1100, Denver, Colorado 80203 ("St. Mary") and RIVERHILL ENERGY CORPORATION, 200 North Loraine, Suite 700, P.O. Box 2726, Midland, Texas 79702-2726 ("Riverhill") in the respective percentages of 90% and 10%, and who are collectively referred to herein as ("Purchaser").

      1. Effective Date. The purchase and sale contemplated by this Agreement shall be effective as of January 1, 1996, at 7:00 a.m. Mountain Standard Time (the "Effective Date").

      2. Property. As used in this Agreement, the "Property" shall refer to all of Seller's right, title and interest in, to and under, or derived from, or allocable or attributable to, the following:

            (a) the oil and gas leases, or oil, gas and mineral leases described in Exhibit A attached to this Agreement (the "Leases") and all interests therein or thereunder, including, but not limited to, operating rights, working interests, leasehold interests, the rights of the original lessee thereunder, overriding royalty interests, production payments, net profits interests, other payments out of production, carried interests, and net revenue interests, insofar and only insofar as the Leases cover, affect or pertain to the land and the depths or formations therein or thereunder specifically described in Exhibit "A" attached to this Agreement (the "Land");

            (b) all right, title, and interest now or hereafter acquired by Seller (which term shall not be deemed to include the shareholders, directors, officers, or employees of Seller) in the oil, gas and other wells (the "Wells") and units together with the respective working interest and net revenue interest for each of the Wells all as described in Exhibit A-1;

            (c) all other interests in the Land, if any, including, but not limited to, interests in oil, gas and other minerals of any kind or nature whatsoever in and under or which may be produced from the Land, mineral interests, royalty interests, nonparticipating mineral or royalty interests, and reversionary interests, and including all interests in oil, gas, or other minerals produced, from the Wells or otherwise attributable to the Leases or Lands on or after the Effective Date, and all rents, issues, profits, proceeds, products, revenues, and other income from or attributable to the Property;

            (d) all of the presently existing and valid unit or unitization agreements, communitization or pooling agreements, and the units and communitized or pooled areas or units created thereby (including, but not limited to, all units and communitized or pooled areas or units formed under orders, regulations, rules or other official acts of any federal or state governmental agency having jurisdiction) which affect or relate to the Land, or the Leases insofar as they pertain to the Land, or which affect or relate to the production therefrom or derived therefrom, or the production allocable or attributable thereto;

            (e) all of the presently existing and valid operating agreements, farmout agreements, farm-in agreements, assignments, agreements for the sale or purchase of oil, gas, casinghead gas, or other hydrocarbon substances, processing agreements, gathering agreements, compression agreements, transportation agreements, dry hole, bottom hole or acreage contribution agreements, area of mutual interest agreements, salt water disposal agreements, servicing contracts, and all other contracts, agreements, assignments, conveyances and instruments which affect or relate to the Land, or the Leases insofar as they pertain to the Land, or which affect or relate to the production therefrom or derived therefrom, or the production allocable or attributable thereto;

            (f) all surface leases, rights-of-way, easements, permits, licenses, servitudes and all other surface rights and interests appurtenant to, pertaining to or affecting the Land, or the Leases insofar as they pertain to the Land, or the production therefrom or derived therefrom, or the production allocable or attributable thereto;

            (g) all property, fixtures, equipment, appurtenances and other property which is situated upon, appurtenant to, affixed or incidental to, or is used in connection with, the Land, or the Leases insofar as they pertain to the Land, together with any and all property, real or personal, now or hereafter acquired and situated upon, or used, held for use, or useful in connection with the exploration, development or operation of the Land, or the Leases insofar as they pertain to the Land, or in connection with the production, treating, storing, transporting or marketing of oil, gas and other hydrocarbon substances or other minerals produced therefrom, derived therefrom, or allocable or attributable thereto, including, but not limited to, all wells, buildings, structures, separators, pumps, gathering systems, tanks, tank batteries, valves, fittings, machinery, parts, engines, boilers, meters, apparatus, appliances, tools, implements, cables, wires, towers, casing, tubing, rods, pipes, pipelines, power lines, water lines, flow lines, and all additions, substitutions, replacements, accessions and attachments to or for any and all of the foregoing. In addition this transfer of personal property and fixtures shall include any and all furniture, office supplies, and office equipment located in the Roswell, New Mexico office, together with any field office or site of Seller, together with all oil wells, gas wells, injection wells, or other wells, buildings, structures, equipment, camps, motor vehicles, and all field equipment, including all rights-of-way, easements and servitudes, together with all additions, substitutions, replacements, accessions, and attachments to any and all of the foregoing properties;

            (h) all books, records, reports, manuals, files, and title documents relating to the Property, including correspondence, records of production, maintenance, revenue, sales, expenses, warranties, lease files, land files, well files, division order files, abstracts, title opinions, assignments, maps, engineering, geological, and subject to any applicable licensing or confidentiality agreement, all geophysical information, material and data, together with other files, contracts, and records and data of Seller relating to the Property and including all interpretative maps of any kind or character, whether originals, reproductions, microfilm, or computer records, and wherever located.

      3. Purchase and Sale. Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, the Property, in accordance with, and subject to the provisions of this Agreement.

      4. Purchase Price. The total cash purchase price for the Property is $12,400,000.00 ("the Purchase Price"). In Exhibit A attached to this Agreement, the Property is divided or grouped into separate parcels, tracts, groups or descriptions. The Purchase Price shall be allocated among the Property in the manner set forth in Exhibit B attached to this Agreement. The value of each portion of the Property as reflected in Exhibit B shall be referred to as an "Allocated Value". This allocation shall be for the purposes of Sections 13 and 14 of this Agreement only, and Purchaser retains the right to internally allocate values for equipment, property, and production in conformity with its own accounting and allocation purposes. The Purchase Price shall be paid by Purchaser to Seller at closing, subject to applicable adjustments provided for in this Agreement. Payment shall be made in the form of a wire transfer of immediately available funds to an account or accounts as directed by Seller and in compliance with Sections 10 and 20. hereof.

      5. Earnest Money. Upon the execution of this Agreement by Seller and Purchaser, Purchaser shall deliver to the Escrow Agent (as defined below in
Section 20) the sum of $500,000.00 as an earnest money deposit ("the Earnest Money"). The Earnest Money shall be delivered in the form of a Cashier's Check or by wire transfer of immediately available funds to an account or accounts as directed by Escrow Agent. The Earnest Money shall be held by the Escrow Agent in an interest-bearing account, subject to the further provisions of this Agreement. Except as specifically provided in this Agreement, and until all applicable conditions have been fulfilled and closing has occurred, Seller shall have no right or title to, or interest in, the Earnest Money. If closing does not occur and if Purchaser is not in material breach of any of its representations, covenants or warranties, the Earnest Money shall be promptly returned to Purchaser.

       6. Condition of Property. Seller makes no warranties or representations whatsoever regarding the condition, quality or fitness of any of the Property. Purchaser represents and acknowledges that it is purchasing the Property as is. SELLER DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE.

      Purchaser acknowledges that it has been cautioned that oil and gas producing formations may contain naturally occurring radioactive materials ("NORM"). Purchaser further acknowledges that it has been cautioned that production activities may result in the concentration of certain levels of NORM or man made material fibers ("MMF") on production facilities, equipment and pipe so that a health hazard may exist in connection with the removal, handling or disposal of such NORM or MMF contaminated facilities, equipment or pipe, if proper environmental, regulatory or industrial hygiene procedures are not observed. Purchaser further acknowledges and agrees that the presence of NORM or MMF in or on facilities, equipment or pipe comprising a part of the Property shall be the sole responsibility of Purchaser from and after the Effective Date.

       7. Representations of Seller. The express representations of Seller contained in this paragraph or otherwise stated in this Agreement are exclusive and are in lieu of all other representations and warranties, express, implied, statutory, or otherwise, are based only upon Seller's best information, knowledge, or belief, and, are made without any warranty whatsoever. In addition, the sole remedy for any breach of any representation of Seller shall be in the manner set forth in Sections 13 and 16 of this Agreement, and breach of any representation or covenant contained herein shall not give rise to any other claim or cause of action against Seller or its shareholders, directors, officers, or employees, except that Purchaser does not waive any right it may have to assert any claim based on actual fraud or intentional tort. Subject to the foregoing, Seller represents, but does not warrant, that, as of the date of this Agreement, to the best of its knowledge, information and belief:

            (a) Each Seller is a corporation, duly organized, validly existing and in good standing under the laws of New Mexico and is properly qualified to do business in the State of New Mexico, and Siete Oil & Gas Corporation is properly qualified to do business in the State of Texas;

            (b) Seller has the requisite power and authority to carry on its business as presently conducted and has the requisite power and authority to enter into and perform its obligations under this Agreement; the consummation of the transactions contemplated by this Agreement will not conflict with, or result in a violation or breach of, or give rise to any rights of acceleration or any default under the Articles of Incorporation or Bylaws of Seller, or any provision of any mortgage, indenture, contract, material agreement or other instrument to which Seller is a party or by which any of its material assets are bound or any judgment, decree, order, statute, rule or regulation applicable to Seller or to which any material portion of their respective properties and assets are subject;

            (c) Upon the approval of the Board of Directors of Seller, the execution and delivery of this Agreement will be, and the execution and delivery of all certificates, documents and instruments required to be executed and delivered by Seller at the closing, and the consummation of the transactions contemplated hereby as of the Effective Date will be, duly authorized by all necessary action.

            (d) Upon the  approval  by the Board of  Directors  of Seller,  this
      Agreement will be duly and validly executed and delivered by Seller and will constitute a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws as well as to general principles of equity;

            (e) Except as set forth in Exhibit C hereto, no action, suit or proceeding is pending or threatened before any court or governmental agency or arbitral body which might have a material adverse effect with respect to the Property or which seeks to invalidate, enjoin or restrain the consummation of the transactions contemplated hereby or any action taken or to be taken in connection therewith;

            (f) Subject to the further provisions of this paragraph, each of the production and expense data and computer printouts or other data or documentation in any form or medium heretofore furnished or caused to be furnished by Seller to Purchaser (the "Information"), and any supplement thereto, was complete and the Information reported therein correct as of the date of such delivery, and the Information, as of its respective dates and of the respective dates of its delivery, did not contain a material misstatement of fact regarding the matters described therein and did not omit to state therein a material fact necessary to make the statements therein not misleading, in light of the circumstances under which they were made. Except as set forth in this Agreement, no representation or warranty of any kind is made by Seller as to the Information or with respect to the interests to which the Information relates and Purchaser expressly agrees that any conclusions drawn therefrom shall be the result of its own independent review and judgment. The representations contained in this paragraph shall apply only to matters of fact, and shall not apply to any information, data, printouts, extrapolations, projections, documentation, maps, graphs, charts, or tables which reflect, depict, present, portray, or represent, or which are based upon or derived from, in whole or in part, matters of interpretation including, but not limited to, matters of geological, geophysical, engineering, or scientific interpretation. Seller makes no warranty, and, except as expressly set forth in this paragraph (f), Seller makes no representation, express, implied, statutory or otherwise, as to the accuracy or completeness of any data, reports, records, projections, information or materials now, heretofore or hereafter furnished or made available to Purchaser, in connection with this Agreement including, without limitation, any description of the Property, pricing assumptions, or quality or quantity of hydrocarbon reserves (if any) attributable to the Property or the ability or potential of the Property to produce hydrocarbons or any other matters contained in the proprietary data or any other materials furnished or made available to Purchaser by Seller or by Seller's agents or representatives. Any and all such data, records, reports, projections, information and other materials furnished by Seller or otherwise made available to Purchaser are provided to Purchaser as a convenience, and shall not create or give rise to any liability of or against Seller except as may be set forth in Sections 13 and 16 of this Agreement. Any reliance on or use of the same shall be at the Purchaser's sole risk to the maximum extent permitted by law.

            (g) Seller has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of the transactions contemplated by this Agreement other than a fee which Seller shall pay to Chemical Securities Inc., Houston, Texas, at or before the closing;

            (h) All ad valorem, property, production, severance and similar taxes and assessments (including applicable penalties and interest, if any) based on or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom with respect to the Property for all periods prior to the Effective Date have been properly paid or at or prior to closing will be paid and all such taxes and assessments which must be paid prior to the closing shall be properly paid by Seller;

            (i) All royalties, rentals and other payments (including any due by virtue of any take or pay or other gas contract settlement) due by Seller under all Leases have been properly and timely paid and all conditions necessary to keep the same in force have been fully performed;

            (j) Seller is not obligated by virtue of any prepayment arrangement under any contract for the sale of hydrocarbons, including "take or pay" obligation, imbalance of production or similar provisions or a production payment or any other arrangement to deliver hydrocarbons from the Property at some future time without then or thereafter receiving full payment therefor;

            (k) Seller has all material governmental licenses and permits and has properly made all material filings, necessary or appropriate to obtain such licenses and permits to own and operate the Property as presently being owned and operated, and such licenses, permits and filings are in full force and effect, and no material violations exist in respect of any such licenses, permits or filings, no proceeding is pending or threatened looking toward the challenging, revocation or limitation of any such licenses, permits or filings; and Seller has complied in all material respects with all laws, rules, regulations, ordinances, codes, orders, licenses, concessions and permits relating to any of the Property;

             (l) Seller has not sold, nor permitted to be sold, any hydrocarbons in violation of any law, ordinance, rule or regulation pertaining to the pricing, production, conservation or allocation of hydrocarbons;

             (m) All of the wells in which Seller has an interest by virtue of its respective ownership of the Property have been drilled and completed within the boundaries of such Property or within the limits otherwise permitted by contract, pooling or unit agreement, and by law, and all drilling and completion of the wells included in the Property have been conducted in material compliance with all applicable laws, ordinances, rules, regulations and permits, and judgments, orders and decrees of any court, tribal or governmental body or agency, and no well included on the Property is subject to material penalties or allowables after the date hereof because of any overproduction or any other violation of applicable laws, rules, regulations or permits or judgments, orders or decrees of any court or governmental body or agency which would prevent such well from being entitled to its full legal and regular allowable from and after the date hereof as prescribed by any court or governmental body or agency;

             (n) Seller is not a "public utility holding company" as defined in the Public Utility Holding Company Act of 1935, as amended;

             (o) Seller has not received any pending claims of defaults, offsets, or cancellations from any lessors with respect to the Leases, and each of the Leases is in full force and effect in accordance with its terms;

             (p) Except as set forth on Exhibit F attached hereto and made a part hereof, there are no gas balancing obligations or makeup rights relating to the Property;

             (q) Except as set forth on the attached Exhibits A and A-1 attached hereto and made a part hereof, the Property is not subject to any back-in arrangements which will diminish the interests set forth on the attached Exhibits A and A-1;

             (r) There are no surface use or access agreements currently in force and effect that would materially interfere with oil and gas operations on the Leases;

             (s) Except as specifically set forth on Exhibit G attached hereto and made a part hereof, none of the Wells included within the Property has been plugged and abandoned subsequent to the Effective Date;

             (t) Either Seller has acquired, or will acquire at or prior to closing, any and all overriding royalty interests and any right to such overriding royalty interests previously conveyed to Chemical Bank, or Chemical Bank will convey such overriding royalty interests directly to Purchaser at or prior to closing, and the net revenue interests set forth on the attached Exhibit A-1 reflect the inclusion of such overriding royalty interests.

             (u)  Environmental Matters.

                  (i) Without  limiting the generality or  applicability  of any other provision of this Agreement, oil and gas activities on the Property do not violate any applicable Federal, state, local, or tribal law (including common law), ordinance, rule, standard, prohibition, or regulation relating to the environment including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act 42 U.S.C. 9601 et seq., as amended ("CERCLA"), the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act and the Safe Drinking Water Act, or any comparable, applicable Texas or New Mexico statute, rule or regulation (collectively "Environmental Laws"). Seller has timely filed all required reports, obtained all required approvals and permits, and generated and maintained all required data, documentation and records under any applicable Environmental Laws.

                  (ii) There has not been, and is not  occurring,  any discharge or release of any "Hazardous Substances" in, on or around any of the Property operated by the Seller in violation of any applicable Environmental Laws and in amounts or concentrations which reasonably could be expected to give rise to liabilities or obligations exceeding $15,000 in any instance, or exceeding $75,000 in the aggregate, net to Seller's interest in the affected property. For purposes of this Agreement, the term "Hazardous Substances" shall mean any material regulated or addressed under any applicable Environmental Law.

                  (iii) Seller has not sent Hazardous Substances to a site which pursuant to CERCLA or any similar state law has been placed, or is proposed to be placed, on the "National Priority List" of hazardous waste sites or which is subject to a claim, an administrative order or other request to take any cleanup, removal, or remedial action or to pay for any costs relating to such site.

                  (iv) There is no existing naturally occurring radioactive material (NORM) within the Property exceeding standards imposed by applicable Environmental Laws.

                  (v) There are no  pending or  threatened  claims nor any basis for claims against Seller relating to the Property under applicable Environmental Laws.

                  (vi) Seller has not constructed,  placed,  deposited,  stored, disposed of nor located on the Property any polychlorinated biphenyls (PCBs) nor transformers, compressors nor other equipment which contains PCBs, to the extent that the same would be a violation of any applicable Environmental Laws.

            (v) Except as set forth on Exhibit H attached hereto and made a part hereof, there are no forward sales, or price hedging arrangements in place and affecting the Property;

             (w) To the extent required by, and in accordance with, rules and regulations of the Texas Railroad Commission or the New Mexico Oil Conservation Commission and other applicable laws, rules and regulations and other obligations imposed upon Seller by contract, Seller has properly plugged and abandoned all wells, including, but not limited to salt water disposal wells, which wells were located on the Leases or lands pooled therewith and which were plugged and abandoned prior to the Effective Date. Further, Seller has paid the costs of all plugging and abandonment of wells, all removal of facilities, equipment, and pipelines, and all restoration of lands or water bottoms, performed by third parties on any wells, facilities, equipment or pipelines located on the Leases or on lands or water bottoms pooled or unitized therewith to the extent that such operations were conducted prior to the Effective Date;

             (x) Prior to the Effective Date, and to the extent required by, and in accordance with, rules and regulations of the Texas Railroad Commission or the New Mexico Oil Conservation Commission and other applicable laws, rules and regulations and other obligations imposed upon Seller by contract, Seller has restored associated or affected surface areas, conforming to and satisfying the terms and conditions of the said Leases and/or any agreements, laws, orders, rules, regulations, or permit obligations pertinent thereto, to the extent that such actions were required to have been performed by the Effective Date;

            (y) Except as set forth on Exhibit I attached hereto and made a part hereof, the Property does not include any "Inactive Wells". The term "Inactive Wells" shall mean wells which have not been plugged and which are not currently (i) being used to produce oil, gas, or hydrocarbon substances, or (ii) being used for the disposal of salt water or other substances, or (iii) being used for pressure maintenance or for the injection of water or other fluids;

       8. Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller:

            (a) St. Mary is duly organized, validly existing, and in good standing under the laws of the State of Delaware and is or will be by closing properly qualified to do business in the States of Texas and New Mexico. Riverhill is duly organized, validly existing and in good standing under the laws of the State of Texas and is or will be by closing properly qualified to do business in the States of Texas and New Mexico;

            (b) Purchaser has all requisite power and authority, corporate and otherwise, to carry on its business as presently conducted, to enter into this Agreement, to purchase the Property on the terms described in this Agreement and to perform its other obligations under this Agreement. The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with, any provisions of Purchaser's Article of Incorporation or Bylaws, or of Purchaser's agreements or governing documents or any material agreement or instrument to which Purchaser is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to Purchaser;

            (c) Upon the approval of the Board of Directors of Purchaser the execution and delivery of this Agreement will be, and the execution and delivery of all certificates, documents, and instruments required to be executed and delivered by Purchaser at the closing, and the consummation of the transactions contemplated hereby as of the Effective Date will be duly authorized by all requisite action;

            (d) Upon the approval of the Board of Directors of Purchaser, this Agreement will constitute a legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws as well as to general principles of equity;

            (e) To the knowledge of Purchaser, no action, suit or proceeding is pending or threatened before any court or governmental agency which seeks to invalidate, enjoin or restrain the consummation of the transactions contemplated hereby, or any action taken or to be taken in connection therewith;

            (f) Purchaser has adequate financial resources to make timely payment of the Purchase Price and to pay and perform its other obligations hereunder and all financial statements furnished to Seller accurately reflect Purchaser's current financial position;

            (g) Purchaser has incurred no liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever;

            (h) The consummation of the transactions contemplated herein are not "prohibited transactions" under the Employee Retirement Income Security Act of 1974 ("ERISA"), and the consummation of the transactions contemplated herein will not violate any other provisions of ERISA.

            (i) Purchaser is relying solely upon its own inspection of the Property, and, except as provided in this Agreement, if closing occurs
      Purchaser shall accept all of the same in their "as is", "where is" condition.

            (j) Purchaser warrants that it is acquiring the Property for its sole account and not for resale, in whole or part, to any other person, firm or entity in any manner that will violate any applicable state or federal securities law.

            (k) Purchaser expressly waives the provisions of Chapter XVII, Subchapter E, Sections 17.41 through 17.63, inclusive (other than Section 17.555, which is not waived), Vernon's Texas Code Annotated, Business and Commerce Code (the "Deceptive Trade Practices Act") as well as the provisions of ss.ss.57-12-1 through 22, inclusive, NMSA (1978) (the "Unfair Practices Act"); Purchaser acknowledges that this express waiver shall be considered a material and integral part of this sale and the consideration thereof, and acknowledges that this waiver has been brought to the attention of Purchaser and explained in detail and that Purchaser has voluntarily and knowingly consented to this waiver.

            (l) Purchaser acknowledges and understands that the transactions contemplated by this Agreement are incident and integral to the liquidation of the assets of the Seller, the winding up of the affairs of the Seller, and the eventual dissolution of the Seller.

       9.   Seller's Covenants.

            (a) During the period from the date of this Agreement to the closing, or the termination of this Agreement pursuant to the terms hereof, Seller will exercise its best efforts to cause the Property to be developed, maintained and operated in a prudent and workmanlike manner in accordance with standard oil and gas industry practices;

            (b) During the period from the date of this Agreement to the closing, or the termination of this Agreement pursuant to the terms hereof, without the prior written consent of Purchaser, Seller will not
      (i) abandon or permit the abandonment of any material part of the Property (except the abandonment of Leases upon the expiration of their respective primary terms), (ii) commence any material operation on the Property requiring an authority for expenditure under applicable joint operating agreements (except emergency operations, and operations required under presently existing contractual obligations or commitments described in
      Exhibit I hereto), or (iii) convey or dispose of any material part of the Property (other than hydrocarbons produced from the Property in the ordinary course of business) provided, however, that Purchaser acknowledges that Seller owns undivided interests in certain of the Property, and Purchaser agrees that the acts or omissions of parties other than Seller shall not constitute a violation of the provisions of this Section nor shall any action required by a vote of working interest owners other than Seller constitute such a violation so long as Seller has voted its interest in compliance with the express instructions of Purchaser which instructions shall be delivered to Seller 24 hours prior to any vote required of Seller under any applicable operating agreement;

            (c) Seller shall promptly notify Purchaser of any suit, action, adverse claim, or other proceeding that arises prior to the closing with respect to which Seller receives actual notice or otherwise has actual knowledge;

            (d) Seller will promptly notify Purchaser of the occurrence of any event, or the non-occurrence of any event, which would result in the representations or covenants of Seller herein to be incorrect in any material respect;

            (e) Seller shall exercise all due diligence in safe-guarding and securely maintaining all engineering, geological and geophysical data, reports and maps, all other confidential information, in any medium or form whatsoever, in the possession of Seller relating to the Property;

            (f) Seller shall cooperate with Purchaser in order to obtain, prior to the closing, all other necessary consents and waivers, as the case may be, of Preferential Rights and similar rights of other parties, including governmental authorities and agencies, lessors or any other persons or entities, to purchase any portion of the Property or to prohibit the sale thereof to Purchaser, and Seller further acknowledges that prior to closing it shall be Seller's obligation to deal with such third parties in accordance with the terms of the agreement creating such Preferential Rights;

            (g) Seller shall use all reasonable efforts to maintain its corporate existence from the date hereof until closing or the termination hereof, and to assure that as of the closing it will not be under any material corporate, legal, or contractual restriction (including the filing of a voluntary petition in bankruptcy or voluntarily seeking protection from its creditors) that would prohibit or delay the timely consummation of the transactions contemplated hereby; and

            (h) All policies of insurance currently in force and effect and pertaining to the Property shall be maintained by Seller in full force and effect through closing.

            (i) Seller agrees to provide to Purchaser at or prior to closing, assurances that the officers, directors, and the holders of a majority of the outstanding shares of stock of Siete Oil & Gas Corporation will vote for Purchaser or its designee as operator with regard to any portion of the Property currently being operated by Siete Oil & Gas Corporation, to the extent that said parties have the right to vote on such matter.

       10. Siete Liens. Portions of the Property may be subject to various mortgages, deeds of trust, security interests, statutory lien claims, or other liens or charges against the Property, which were created by Seller or which are or may be asserted specifically against Seller and Seller's interests in the Property. Such matters shall be collectively referred to as the "Siete Liens". Except as set forth below in this Section 10, the existence of any Siete Liens shall not be deemed to be a "Title Defect", nor shall it render Seller's title to the Property less than "Good and Defensible Title" (as said terms are defined below in Section 11). Nevertheless, the Property shall be conveyed to Purchaser free and clear of any Siete Liens. To the extent such information is currently available, Exhibit D attached hereto sets forth the Siete Liens. If it has not already done so, as soon as possible after execution of this Agreement, Seller shall obtain lien searches from all counties in which any portion of the Property is located, and will identify all Siete Liens. After the lien searches have been completed, Exhibit D shall be supplemented and updated. Seller will contact and negotiate with the holders of Siete Liens and will use its best efforts toward the end that, at closing, as many of the Siete Liens will be released as possible. For purposes hereof, if there exist any Siete Liens the enforcement of which is barred or precluded by applicable law, such Siete Liens shall be deemed to have been released. At closing, the Escrow Agent (defined below in Section 20) shall use so much of the Purchase Price as may be necessary to fully pay and satisfy those holders of Siete Liens who have provided releases to the Escrow Agent, in accordance with the terms of the settlements negotiated by Seller with such holders. If, at closing, there are unreleased or unsatisfied Siete Liens the enforcement of which has not been barred or precluded by applicable law, and with respect to which the holders thereof have not provided releases, then, subject to the further provisions of this Section 10, such Siete Liens shall be deemed to be "Title Defects" (defined below in Section 11), and shall be resolved in accordance with Section 13. Notwithstanding the previous sentence, neither the $100,000 threshhold nor the 10 day notice requirement set forth below in Section 13 shall apply to Siete Liens.

       11. Title - Due Diligence Review. For purposes of this Agreement, "Good and Defensible Title" shall mean such title that (i) entitles Seller to receive and be paid based on not less than the net revenue interests specified in Exhibit A-1 to this Agreement with respect to each parcel, tract, group or description, or with respect to any wells described in connection therewith, and obligates Seller to pay costs and expenses of operation not more than the working interest specified in Exhibit A-1 (without a proportionate increase in the corresponding net revenue interest) with respect to each parcel, tract, group or description, or with respect to any wells in connection therewith; and
(ii) is free and clear of any and all liens and mortgages (other than any Siete Liens) and free and clear of other encumbrances relating to or affecting Seller's title or the title to be conveyed to Purchaser as contemplated by this Agreement. The existence of any "Permitted Encumbrances" (defined below) shall not be deemed to render Seller's title to the Property less than Good and Defensible Title.

      For purposes of this Agreement, "Permitted Encumbrances" shall mean the following, but only to the extent that the following do not reduce Seller's net revenue interests in the Property below the net revenue interests specified in Exhibit A with respect to each parcel, tract, group, description or well: (i) lessor's royalties, overriding royalty interests, production payments, net profits interests, carried interests, reversionary interests and other burdens on production; (ii) unit or unitization agreements, communitization agreements or pooling agreements, unitization or pooling designations or declarations, and pooling or unitization orders of any federal or state governmental agency having jurisdiction; (iii) operating agreements, farmout agreements, assignments, agreements for the sale or purchase of oil, gas, casinghead gas or other hydrocarbon substances which have either been disclosed on Exhibit F or which provide for payment at not less than that otherwise attainable in the area where the production occurs, processing agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements which are customary in the oil, gas and mineral exploration and development business or in the business of processing gas and gas condensate for the extraction of products therefrom; (iv) preferential rights to purchase, rights of first refusal, and required third-party consents which are waived, or which are deemed to be waived, by the time of closing the transaction contemplated by this Agreement; and (v) all other liens, charges, encumbrances, defects and irregularities which do not materially interfere with the operation, value or use of the Property, including, but not limited to, those which are customarily acceptable to prudent operators and interest owners in the area. Such customary liens, charges, encumbrances, defects and irregularities include, but are not limited to, defects in the early chain of title such as the failure to recite marital status in documents, omission of succession or heirship proceedings, lack of survey, defects that have been cured by possession under applicable statutes of limitation, and failure to record releases of liens, production payments or mortgages that have expired by their terms, to the extent such matters are not reasonably expected to result in claims that will materially and adversely affect Purchaser's title to the Property.

      For purposes of this Agreement, "Title Defect" shall mean any material deficiency in one (or more) of the following respects, to-wit:

            (a) Seller's title at the Effective Date and at closing, as to one or more properties, is subject to an encumbrance, irregularity, or defect in or objection to Seller's title (expressly excluding the Siete Liens and the Permitted Encumbrances) that renders Seller's title to any portion of the Property less than Good and Defensible Title;

            (b) Seller owns less than the net revenue interest shown on Exhibit A-1 or is obligated to bear a share of the costs of operation greater than the working interest shown on Exhibit A-1 without a corresponding proportionate increase in net revenue interest;

            (c) Seller's rights and interests have been or are subject to being reduced by virtue of the exercise by a third party reversionary or back-in interest, farm-out of other than wellbore rights, or other similar right not reflected on Exhibit A-1;

            (d) Seller is in default under some material provision of any of the Leases, or any of the contracts to which the Leases are subject;

            (e) Seller is in Material Breach of any representations or covenants made herein. A breach shall be a Material Breach if the liability or diminution in value associated with the matter affected by such breach shall exceed $15,000 as to any single occurrence, or $75,000 in the aggregate as to all such events of breach, net to Seller's interest in the affected property. It is understood and agreed by Seller and Purchaser these are threshold numbers, not a deductible;

            (f) Changes in the gas balancing amounts from those set out on Exhibit F;

            (g) The existence of contracts for the sale of oil or gas including calls on production, not shown on Exhibit F and which provide for payment at less than that otherwise reasonably attainable in the area where the production occurs. For purposes of this Section, any contract which extends for a term greater than thirty (30) days for oil production or one
      (1) year for gas production, or which requires physical payment to be made more than thirty (30) days after the month in which the oil is produced or sixty (60) days after the month in which the gas is produced, or which provides for prices which are less than that attainable in the area where this production occurs inclusive of any bonus or premium payments which are customarily made, shall be considered as providing for payment at less than that otherwise reasonably attainable in the area. Further, with regard to calls on production, if the effect of such call was not reflected on the information furnished in the data room, then such call on production shall be deemed a Title Defect.

             (h)  There exists an Environmental Defect or Environmental Defects.

      Immediately upon execution of this Agreement by Seller and Purchaser, Seller shall make available to Purchaser all files, records, data and information of every kind and character in Seller's possession or to which Seller has reasonable access and which directly relate to the Property, but only to the extent that Seller may do so without violating any obligation of confidence or contractual commitment to a third party. Purchaser shall be permitted to inspect, examine and review such materials. Any Title Defect which is not brought to the attention of Seller in the manner and within the time periods set forth in Sections 12 or 13 below shall be deemed to have been waived by Purchaser.

       12. Physical and Environmental Inspection. After the execution of this Agreement, Purchaser and their authorized representatives shall have physical access to the Property at Purchaser's sole cost, risk and expense for the purpose of inspecting the Property, conducting such tests, examination, investigations and assessments as may be reasonable and necessary or appropriate to evaluate the environmental and physical conditions of the Property, including the identification of wetlands. For those portions of the Property which are not operated by Seller, Purchaser shall obtain permission from the operator to conduct such inspections. Seller shall provide all reasonable assistance in obtaining this permission for Purchaser. Purchaser shall defend and indemnify Seller and its directors, shareholders, officers, employees, agents, and contractors from any and all liability, claims, and causes of action which relate to or arise out of injury to Purchaser's employees, agents or contractors or to Purchaser's property, and/or injury to Seller's property, employees, agents or contractors which may arise out of Purchaser's inspections, but only to the extent of Purchaser's negligence or the negligence of Purchaser's employees, agents, or contractors. Purchaser agrees to provide to Seller, upon request, a copy of any environmental assessments, including any reports, data, and conclusions. Likewise, Seller shall furnish to Purchaser a copy of any environmental assessments, including any reports, data, and conclusions pertaining to the Property in the possession of Seller. Purchaser and Seller shall keep any and all data or information acquired by all such examinations and results of all analysis of such data and information strictly confidential and not disclose same to any person or agency without the prior written approval of both Purchaser and Seller. The foregoing obligation of confidentiality shall survive closing or termination of this Agreement without closing.

          If, before closing, Purchaser discovers that Seller is not in compliance with applicable Environmental Laws, and such non-compliance would adversely affect the value of the Property by $15,000 per occurrence or $75,000 in the aggregate net to Seller's interest in the affected property (an "Environmental Defect") Purchaser shall give Seller written notice thereof not later than ten (10) business days prior to closing together with the basis for such assertion and data in support thereof, and shall furnish Seller with any proposed reduction in the Purchase Price attributable to each such matter. Environmental Defects shall be resolved under the provisions of Paragraph 13. Any Environmental Defect which is not brought to Seller's attention in the manner and within the time period set forth above shall be deemed to have been waived by Purchaser.

       13. Purchase Price Adjustments. Purchaser may, by delivery of written notice in good faith to Seller of the existence of a Title Defect, request reduction of the Purchase Price for the property affected. Seller may in good faith request an increase in the Purchase Price of a property by delivery to Purchaser of written notice that the net revenue interest actually owned by Seller therein is greater than that shown on Exhibit A-1. Provided however, an adjustment in the Purchase Price pursuant to this Section 13 shall be made only if the total net value of all adjustments claimed by the affected party (either Seller or Purchaser), net to Seller's interest in the affected property, is greater than $100,000.00 exclusive of exercised preferential rights to purchase or rights of first refusal, but inclusive of other necessary consents or approvals which are refused, as described in Section 14. This $100,000.00 sum is a threshold, and assuming it is exceeded, the party entitled to the adjustment shall have the adjustment in its favor by the total amount of the adjustment, including this initial $100,000.00.

      Any such notice by Purchaser or Seller shall include appropriate evidence to substantiate its position and shall be delivered to the other party on or before ten (10) business days prior to closing. After said date Purchaser shall be deemed to have fully inspected and accepted the Property "as is" in their then current physical and environmental condition and the Property shall be deemed to be free of Title Defects except for those with respect to which notice has been given in the manner and within the time period above provided.

      Upon timely delivery of a notice by Purchaser of Title Defects aggregating in excess of $100,000.00, as provided above, Seller shall elect one of the following options with respect to each Title Defect separately:

            (a) attempt to cure the Title Defect at Seller's sole cost and expense within sixty (60) days after receipt of the notice; if Seller elects this option but is unsuccessful in curing the Title Defect, seller may then elect option (b), (c) or (d), below, as is appropriate;

            (b) subject to Seller's rights under option (c), below, agree to a mutually acceptable Purchase Price reduction based on the following:

                  (i) if the Title Defect is an Environmental Defect, the amount of the Purchase Price reduction shall not be limited to the Allocated Value for the affected portion of the Property, but rather shall be equal to the costs reasonably associated with curing such Environmental Defect;

                  (ii) except as provided in the preceding  sentence with regard to an Environmental Defect, the Purchase Price adjustment to resolve the Title Defect shall be based on the reasonably estimated diminution of value to the affected Property, not to exceed the Allocated Value, if any, and to the extent possible, shall be determined in good faith and in accordance with the following guidelines for the Title Defects specifically described therein:

                        (1) If a Title  Defect is based upon  notice that Seller
                  owns a different net revenue interest or working interest than that shown on Exhibit A-1, then the value for the portion of the Property affected shall be reduced or increased (as the case may be) proportionately to reflect the changes in the net revenue and working interest from those shown on

                  Exhibit A-1, and the Purchase Price shall be reduced or increased accordingly.

                        (2) If a Title  Defect is a lien,  encumbrance  or other
                  charge upon a property which is liquidated in amount, then the sum necessary to be paid to the obligee to remove the Title Defect from the affected property shall be deducted from the Purchase Price. If a Title Defect represents an obligation or burden upon the affected property for which the economic detriment to Purchaser is not liquidated but can be estimated with reasonable certainty, the adjustment shall be the sum necessary to compensate Purchaser at closing for the adverse economic effect which such Title Defect will have on the affected property. If there is a lien or encumbrance in the form of a judgment secured by a supersedeas bond or other security approved by the court issuing such order, it shall not be considered a Title Defect under this Agreement. Notwithstanding the existence of any bond or other security, if the judgment affecting a portion of the Property shall, upon becoming final, result in Seller being divested of its ownership position in this portion of the Property, then this judgment shall be considered a Title Defect under this Agreement and the Purchase Price adjusted accordingly.

            (c) if the parties acting in good faith cannot agree as to either the existence of a Title Defect or the amount of the reduction in the Purchase Price as contemplated by (b) above, or if the Purchase Price reduction for any portion of the Property under option (b), above, equals or exceeds the Allocated Value of the affected portion, Seller may remove the portion of the Property affected by the Title Defect from the sale and the Purchase Price shall be reduced by the Allocated Value attributable to the portion of the Property so removed, or

            (d) terminate this Agreement without liability to Purchaser provided that Seller may not terminate this Agreement unless the aggregate value of all Purchase Price downward adjustments resulting from the good faith application of this Section 13 exceeds One Million Five Hundred Thousand Dollars ($1,500,000.00) exclusive of exercised preferential rights to purchase or rights of first refusal, but inclusive of other necessary consents or approvals which are refused. In the event of such termination, Escrow Agent shall return the Earnest Money to Purchaser.

      The parties shall use their best efforts to reach an agreement as to the existence and resolution of all Title Defects no later than two (2) business days prior to closing.

      In the event a third party exercises an applicable preferential right to purchase, the Purchase Price shall be reduced by the Allocated Value of the portion of the Property affected and closing shall occur as to the remainder of the Property.

      Including Purchase Price adjustments attributable to the exercise of any preferential right to purchase, in the event the net amount of the Purchase Price adjustments downward exceeds Two Million Dollars ($2,000,000.00) then Purchaser may, upon written notice to the Seller, terminate this Agreement and the same shall be of no further force and effect. In the event of such termination, Escrow Agent shall return the Earnest Money to Purchaser.

       14. Preferential Rights to Purchase and Related Matters. Certain portions of the Property may be subject to preferential rights to purchase or rights of first refusal, or similar rights, in favor of third parties. In addition, any conveyance of certain portions of the Property may be subject to the approval or consent of third parties. Seller has used its best efforts to identify and describe in Exhibit E attached hereto all such rights and necessary consents or approvals, and, to the best of Seller's knowledge, information and belief, there are no such rights, consents or approvals other than those set forth on Exhibit
E. However, Seller does not warrant this to be the case, and it is possible that Purchaser's due diligence review under Section 11 could turn up additional rights, consents or approvals. Upon execution of this Agreement by Seller and Purchaser, Seller shall immediately provide any required notices to the holders of such preferential rights or rights of first refusal in accordance with the documents which created such rights, or shall request any required approvals or consents. The values to be assigned to said portions of the Property for purposes of giving notice shall be the respective Allocated Values for those portions of the Property reflected on Exhibit "B" attached to this Agreement. Subject to the provisions of Section 13 above, if any holder of a preferential right to purchase or a right of first refusal exercises such right, or if by closing there exists any unwaived, unexercised preferential right to purchase or right of first refusal which has not expired, or if a necessary approval or consent is refused, the affected property shall be deleted from this Agreement, and Purchaser shall not be relieved of its obligation to purchase the remainder of the Property. In such event, however, the Purchase Price shall be reduced by the amount of the Allocated Value of those portions of the Property with respect to which preferential rights to purchase or rights of first refusal have been exercised, or with respect to which there exist unwaived, unexercised and unexpired preferential rights to purchase or rights of first refusal, or with respect to which necessary approvals or consents have been refused. If Purchaser receives a reduction in the Purchase Price as a result of the existence of any unwaived, unexercised preferential right to purchase which has not expired as of closing, the portion of the Property affected thereby shall be conveyed to Purchaser upon either the waiving or expiration of the right to exercise such preferential right to purchase, and Purchaser shall concurrently remit the Allocated Value attributable to such portion of the Property to Seller or Chemical Bank, if so directed by Seller.

        15. Conveyance Documents. At the closing the Property, or those portions of the Property which are being purchased by Purchaser, shall be conveyed to Purchaser or its designee using the form of assignment which is attached to this Agreement as Exhibit J. In addition, Seller shall execute a sufficient number of conveyances or assignments on official forms as may be necessary to satisfy the regulatory requirements of any pertinent governmental agency or authority, including, but not limited to, the United States Bureau of Land Management, the New Mexico State Land Office, or the Texas General Land Office. Any assignment and bill of sale, deed, lease or other conveyance executed pursuant hereto shall be without any warranty or representation of title, either express, implied, statutory or otherwise, but shall include language sufficient to convey any after acquired interests of Seller in the Property, and shall be without any express, implied, statutory or other warranty or representation as to the condition, quantity, quality, fitness for a particular purpose, conformity to models or samples of materials or merchantability of any of the equipment or its fitness for any purpose, and without any other express, implied, statutory or other warranty or representation whatsoever.

       16. Conditions of Closing by Purchaser. The obligation of Purchaser to close is subject to the satisfaction of the following conditions:

            (a) Purchaser shall have had reasonable access during normal business hours to all data and records obligated to be provided Purchaser as provided herein;

            (b) Purchaser shall have had reasonable access to the Leases and equipment included in the Property to conduct an inspection for all purposes, including environmental condition;

            (c) Seller shall not be in Material Breach (as that term is defined in paragraph (e) of Section 11) of its representations and covenants as contained in this Agreement (except that this condition shall not apply to any representation or covenant for which there has been a price adjustment under Sections 13 or 14, or which has been waived by Purchaser), and Seller shall have performed and satisfied all agreements and covenants in all material respects required by this Agreement to be performed and satisfied by Seller;

            (d) Seller shall have obtained and delivered to Purchaser (i) all prerequisite waivers of preferential rights of purchase and (ii) all necessary consents for transfer of the Property, except those which by their nature cannot be requested or obtained until after closing, or except those with respect to which Purchaser and Seller shall have adjusted the Purchaser Price in accordance with the provisions of Section 14 of this Agreement;

            (e) No suit or other proceeding shall be pending or threatened before any court or governmental agency seeking to restrain, prohibit, or declare illegal, or seeking substantial damages in connection with the transaction contemplated hereby; and

            (f) No material adverse change in the condition of or title to the Property shall have occurred subsequent to the Effective Date, except depletion through normal production within authorized allowables, ordinary changes in rates of production, and depreciation of equipment through ordinary wear and tear.

       17. Conditions of Closing by Seller. The obligation of Seller to close is subject to the satisfaction of the following conditions:

            (a) All representations of Purchaser contained in this Agreement shall be true, correct, and not misleading in all material respects, and Purchaser shall have performed and satisfied all agreements and covenants in all material respects required by this Agreement to be performed and satisfied by Purchaser;

            (b) No suit or other proceeding shall be pending or threatened before any court or governmental agency seeking to restrain, prohibit, or declare illegal, or seeking substantial damages in connection with the transaction contemplated hereby.

      Neither party shall be obligated to close until all necessary filings have been made and all waiting periods have expired under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

       18. Preliminary Closing Statement. To the extent that necessary information is then available, Seller shall prepare and furnish to Purchaser at least two (2) business days prior to closing a preliminary closing statement setting forth the adjustments to the Purchase Price to be paid by Purchaser at closing. Such statement shall reflect each adjustment and the calculation used to determine such amount. The preliminary adjusted Purchase Price shall mean the Purchase Price adjusted as provided herein, including but not limited to, Title Defects, Environmental Defects, interest variances, gas imbalances, operating expense and revenues attributable to the Interests being conveyed on and after the Effective Date. Insofar as concerns operating expenses and revenues attributable to the Property subject to closing for the period from the Effective Date through closing, for purposes of the preliminary closing statement, Purchaser shall receive a net adjustment for estimated operating expense and revenues for those periods for which the actual amounts cannot be determined at closing. Final adjustments to the actual gas balancing, expenses incurred and revenues received shall be taken into account on the Final Statement.

       19. Post-Closing Adjustments. As soon as practicable after closing, but in any event within forty-five (45) days thereafter, Seller shall prepare, in accordance with this Agreement and (where applicable) in accordance with generally accepted accounting principles consistently applied, a final settlement statement (herein called the "Final Statement") setting forth each adjustment or payment which was not finally determined as of the closing, and showing the calculation of the final settlement price based on such Final Statement (the "final settlement price"). Seller shall submit the Final Statement to Purchaser and shall afford Purchaser access to Seller's records pertaining to the computations contained in the Final Statement. As soon as practicable after receipt of the statement, Purchaser shall deliver to Seller a written report containing any changes which Purchaser proposes be made to the Final Statement. The parties shall agree with respect to the amounts due pursuant to such post-closing adjustments not later than thirty (30) days after Purchaser's receipt of Seller's Final Statement. The date upon which such agreement is reached shall be herein called the "Settlement Date". In the event that (i) the final settlement price is more than the amount previously paid to Seller, Purchaser shall pay to or as directed by Seller in immediately available funds the amount of such difference; or (ii) the final settlement price is less than the amount previously paid to Seller, Seller or the party receiving the balance of the funds at closing shall pay to Purchaser in immediately available funds the amount of such difference.

       20. Closing. The transaction contemplated by this Agreement shall be closed by an Escrow Agent (the "Escrow Agent") who shall be selected by the agreement of Seller and Purchaser. Closing shall take place at a location agreeable to Seller, Purchaser and Escrow Agent at a time agreeable to them which is not later than June 4, 1996, provided that said date may be postponed or changed by a writing signed by both Seller and Purchaser.

      The Earnest Money shall be applied to the Purchase Price at closing. At or prior to the closing, Purchaser shall deliver or cause to be delivered to Escrow Agent the balance of the Purchase Price for that portion of the Property which is being purchased, subject to applicable prorations and adjustments. At or prior to the closing, Seller shall deliver or cause to be delivered to Escrow Agent the following: (i) appropriate conveyance documents covering that portion of the Property which is being purchased; and (ii) subject to the provisions of
Section 10, releases of the Siete Liens insofar as they affect that portion of the Property being purchased.

      At the closing, Escrow Agent shall close the transaction contemplated by this Agreement as follows:

            (a) Escrow Agent shall make all appropriate prorations and adjustments.

            (b) Escrow Agent shall deliver to Purchaser all conveyance documents as provided in Section 15 of this Agreement.

            (c) Subject to and in accordance with the provisions of Section 10, Escrow Agent shall pay the holders of debt secured by Siete Liens, except for that held by Chemical Bank which shall not be paid in full, but rather that portion which is being paid will be paid out of the balance of the Purchase Price in accordance with the arrangements between Seller and Chemical Bank pertaining thereto, and Escrow Agent shall deliver the releases of the Siete Liens being released, including those held by Chemical Bank, to Purchaser.

            (d) Subject to the provisions of Section 10, Escrow Agent shall deliver to Seller or Chemical Bank as directed by both of them the balance of all funds deposited with Escrow Agent after appropriate deductions have been made for prorations and adjustments.

      The terms, provisions and conditions of this Agreement shall serve as escrow and closing instructions to the Escrow Agent. Such instructions may be supplemented by reasonable conditions of acceptance of the Escrow Agent to the extent that the same are not inconsistent with the terms, provisions and conditions of this Agreement.

      Ad valorem, production, severance and any other tax based on production, if any, attributable to any of the Property being purchased shall be paid by the party receiving the production upon which the tax is based. At closing, all other taxes, except income taxes which shall remain the responsibility of the appropriate party, shall be prorated as of the Effective Date. All oil, gas and hydrocarbon substances ("Production") produced and delivered or stored in tanks and/or gathering lines as of the Effective Date shall belong to Seller, and all Production produced on or after the Effective Date shall belong to Purchaser, or the sales proceeds thereof shall be credited to Purchaser by Seller. All storage tanks shall be measured or gauged by the parties on the Effective Date, such measurement or gauging to be from a point 24 inches above the bottom of the tanks. Such measurement may be based upon the meter readings or other information in the possession of Seller and consistent with any reports filed with any appropriate state regulatory agency. Proration of the Production in the tanks will be accomplished in accordance with the results of said measurement or gauging. At and after closing, Purchaser shall be entitled to proceeds or revenues from the Production which is produced on or after the Effective Date, and, subject to the covenants and terms hereof, Purchaser shall assume, bear and pay all operating expenses or leasehold preservation costs incurred by Seller in the ordinary course of business on and after the Effective Date. Seller shall be entitled to receive actual, physical disbursement of proceeds from the sale of such Production prior to closing, provided that at closing, Purchaser shall receive a credit toward the Purchase Price for any such proceeds received by Seller on or after the Effective Date, after deducting therefrom all operating expenses or leasehold preservation costs incurred by Seller on or after the Effective Date. Pending implementation of conveyance documents, it is possible that Seller will receive payments for Production produced on and after the closing which are properly payable to Purchaser, but which have not been credited against the Purchase Price as provided above. In this regard, Seller agrees promptly to deliver to Purchaser all such payments and any related production data received by it with respect to Production produced subsequent to closing.

      All recording and filing fees shall be the responsibility of Purchaser.

      At closing, or as soon thereafter as is practical, Seller shall deliver to Purchaser all original files, records, data and information of every kind and character in Seller's possession which directly relate to the Property (collectively "the Files"), but only to the extent that Seller may do so without violating any obligation of confidence or contractual commitment to a third party, and only to the extent that the same are not based upon confidential or proprietary systems or techniques developed by Seller or any of its consultants which could not be transferred without the transfer or disclosure of the underlying system or technique. "The Files" shall not include any of Seller's corporate, financial and general tax records. Within the five-year period commencing on the closing date, Seller shall have the right to photocopy, copy or reproduce any of the Files at its written request to Purchaser, and at its sole expense.

       21. Risk of Loss. The risk of loss of or casualty to any portion of the Property shall be and shall remain upon Seller until the closing. After closing, the risk of loss or casualty shall pass to Purchaser. If, prior to closing, there occurs a loss or casualty which is covered by insurance, and if closing occurs with respect to the affected property, any insurance proceeds paid to Seller with respect thereto shall be credited toward the payment of the Purchase Price. If, before the closing, there occurs any material loss of or casualty to any of the Property (including loss through condemnation or the exercise of the right of eminent domain or proceedings for such purposes are pending or threatened) which is not fully compensated by insurance, the portion of the loss or casualty which is not compensated by insurance shall be deemed to be a Title Defect and shall be dealt with as provided in Section 13. For purposes of this Paragraph, a loss or casualty is not "material" unless the resulting cost of repair or replacement, or the resulting value of lost reserves, less any insurance proceeds paid, exceeds $15,000.00.

       22. Notification of Production Purchasers - Transfer Orders. Purchaser shall be responsible for notifying all purchasers of production regarding the closing of the transaction contemplated by this Agreement. In this regard, Seller agrees to cooperate with Purchaser in executing transfer orders, or letters in lieu thereof, and other documents as may be necessary to accomplish the transfer of the Property to the satisfaction of production purchasers, which documents shall be executed and exchanged at closing.

       23.  Covenants of Purchaser - Indemnity.

            (a) On and after the closing, Purchaser shall assume and timely perform and discharge all duties and obligations of an owner of any interest in the Property, whether imposed by contract, rule of law, statute, regulation or otherwise, including, but not limited to, plugging and abandonment of any and all existing and future wells, restoration of the surface, and environmental and pollution clean up or remediation. Seller shall incur no liability for Purchaser's failure to properly perform or discharge any such duties or obligations.

            (b) To the extent required by, and in accordance with, all applicable laws, rules and regulations and other obligations imposed upon Purchaser by contract, Purchaser shall plug and abandon all wells (including, but not limited to, salt water disposal wells) which, as of the Effective Date or thereafter, are located on the lands subject to the Leases or on lands pooled therewith, or otherwise in which Seller's interests are hereby transferred.

            (c) To the extent required by, and in accordance with all applicable laws, rules and regulations and other obligations imposed upon Purchaser by contract, Purchaser shall remove all abandoned or unused production facilities and equipment, which, as of the Effective Date or thereafter, are located on the lands subject to the said Leases, or on lands pooled therewith, or on lands subject to this Agreement, or otherwise in which Seller's interests are hereby transferred.

            (d) After closing but as of the Effective Date, and to the extent required by, and in accordance with all applicable laws, rules and regulations and other obligations imposed by contract, Purchaser shall restore associated or affected surface areas, conforming to and satisfying the terms and conditions of the said Leases and/or any agreements, laws, orders, rules, regulations or permit obligations pertinent thereto.

            (e) Purchaser shall pay the cost of all plugging and abandonment of wells, all removal of facilities, equipment and pipelines, and all restoration of lands which may be performed by third parties on any wells, facilities, equipment or pipelines located on the Property or on lands pooled or unitized therewith to the extent that these obligations arise from and after the Effective Date.

            (f) Until the closing, Purchaser shall exercise reasonable diligence in safeguarding and maintaining secure and confidential all confidential data and information provided to Purchaser by Seller relating to the Property. If the transaction contemplated by this Agreement is not consummated, Purchaser will use its best efforts to keep the information and data which is not public knowledge or otherwise disseminated, and which is furnished to Purchaser by or on behalf of Seller, strictly confidential and will not use any of such information or data in competition with Seller.

            (g) For purposes of this Paragraph (g), "Claims" shall mean all claims, losses, damages, demands, suits, causes of action, liabilities, fines, penalties, expenses and costs (including attorneys' fees, costs of litigation and/or investigation and other costs associated therewith). Purchaser shall fully protect, indemnify and defend Seller and its officers, agents, employees, directors and shareholders against, and shall hold them harmless from, any and all Claims which accrue on or after the Effective Date and which arise out of, are related to, or in any way are connected with, indirectly or directly, in whole or in part, the ownership or operation of any of the Property by Purchaser, including, but not limited to, Claims for the following:

                   (i)   injury to or death of any person;

                   (ii) damage to or loss of any property or resource, or any interest therein;

                   (iii) pollution, contamination or environmental damage, liability or violation of any kind, including, but not limited to, the use, handling, generation, release, discharge, storage, transportation or disposal of any of the following: hazardous, toxic or radioactive materials, substances or wastes, or other pollutants, contaminants or wastes;

                   (iv) the presence of any facilities, equipment or pipe contaminated by naturally occurring radioactive materials, including, but not limited to, such Claims as may relate to the use, resale, removal, handling or disposal of any such contaminated facilities, equipment or pipe;

                  (v) Claims relating to Purchaser's failure properly to perform or discharge all duties and obligations of an owner of any interest in the Property including, but not limited to, plugging and abandonment of any and all existing and future wells, restoration of the surface, and environmental and pollution clean up or remediation.

      The indemnities and obligations to defend set forth above shall apply regardless of the cause, and regardless of whether any such Claims arise in whole or in part from any act, omission, negligence or strict liability of Purchaser or its officers, agents, employees, directors or shareholders, or any other person or entity (other than Seller), whether imposed by contract, rule of law, statute, regulation or otherwise. Such indemnities and obligations to defend shall survive the closing of the transaction contemplated by this Agreement.

      24.   Environmental Escrow Account.

            (a) Purpose. The undersigned parties acknowledge and understand that Purchaser will conduct the physical and environmental inspection contemplated by the terms of Section 12 hereof. Notwithstanding this review, the parties acknowledge that there exists the possibility that there are latent environmental issues not readily ascertainable from the type of environmental review contemplated by Section 12. It is not unusual for agreements of this type to provide for a "look-back" period after closing regarding certain defined environmental issues, and the Purchaser customarily requires in transactions of this nature that such a "look-back" period exist. Inasmuch as the Seller does not anticipate having a continued existence as a financially capable entity which would be in a position to remediate pre-existing environmental conditions identified in accordance with such a"look-back" provision, the parties have sought to arrive at a mechanism to safeguard the interests of both parties with regard to environmental issues other than conducting an inspection that far exceeds the scope and cost of that customarily done in transactions of this type. It is for these reasons that the parties have created the environmental escrow account set forth herein which will operate as follows:

            (b) Definitions. As used in this section, the following terms will have the meanings ascribed thereto. Capitalized terms which are otherwise defined in this Agreement shall retain the same definition as previously set forth.

                  (1) "Condition" shall mean a material adverse environmental condition which was created prior to, and existed as of, the Effective Date. "Conditions" shall mean more than one material adverse environmental condition.

                  (2) "material adverse environmental condition" shall mean a condition that (i) applicable Environmental Laws in effect as of the Effective Date required to be remediated, and (ii) the cost to remediate the Condition to the levels required by applicable Environmental Laws exceeds $15,000; however if the total cost to remediate all such Conditions exceeds $75,000 then all such circumstances shall in the aggregate be deemed to be a material adverse environmental condition. These dollar amounts are threshold amounts, not deductibles, and are net to Seller's ownership in the affected portion of the Property.

                  (3) "Environmental Laws" shall be as defined in Section 7(u)(i) hereof, and shall specifically not include other types of governmental regulations not of this type, even if such are intended to protect the health and welfare of workers or the public, including the regulations of the Occupational Safety and Health Administration, the Texas Railroad Commission Operating Regulations, the New Mexico Oil Conservation Division Regulations, the provisions of applicable contracts, and other types of statutes, regulations, ordinances, and contract provisions, unless and except they fit within the previously described definition of Environmental Laws.

            (c) Notification Procedure. If within one year of closing, Purchaser determines and notifies the Escrow Agent in writing that there exists a Condition or Conditions arising from operations on or the use of the Property, or a portion thereof, and that such Condition or Conditions was created prior to the Effective Date, notwithstanding its date of discovery, then Purchaser shall be deemed to have satisfied the notice requirements of this Section.

            (d) Response Upon Notification. It is understood and agreed that the Escrow Agent shall, to the extent of the escrow account, assume responsibility to the extent of Seller's former ownership interest in the affected portion of the Property for the cost of any necessary remediation for any Condition of which it has received timely notice in accordance with this Section, presuming that remediation is the strategy agreed upon by Escrow Agent and Purchaser. Escrow Agent and Purchaser will cooperate with one another to devise an appropriate strategy to deal with any Condition. These strategies include remediation or such other approach as these entities may agree. If no agreement is reached, the default remedy for a Condition will be remediation. Notwithstanding the preceding sentence, the cost of such remediation attributable to Seller's interest in the affected portion of the Property shall only be paid out of the escrowed sums including the interest earned thereon provided for in this Section. Seller and Escrow Agent shall have no liability or responsibility for the expense of remediation beyond, or in excess of, the escrowed funds. Remediation shall proceed in such a manner so as to comply with all applicable Environmental Laws. For any Property not previously operated by Seller, the default remedy is that Purchaser will be paid a portion of the escrowed sums sufficient to pay for the share of remediation costs attributable to Seller's former ownership interest in the affected portion of the Property.

            (e) Arbitration. If the Escrow Agent and Purchaser cannot agree on the cost to remediate the Condition or Conditions or cannot agree as to whether or not a Condition exists, the appropriate issue or issues will be submitted to binding arbitration in accordance with the rules of the American Arbitration Association using a single arbitrator. In lieu of the Escrow Agent bearing the obligation and expense of arbitration of either issue identified herein (cost or existence of a Condition), the position to be arbitrated that is contrary to the position of Purchaser can either be asserted by Seller or by Chemical Bank. With regard to the arbitration of any issue hereunder, each party to such arbitration shall bear its own costs, and such costs shall not be deducted from the amount of money in the escrow account.

            (f) Escrowed Funds. To provide for the escrow account contemplated by this Section, at closing Purchaser shall deduct $250,000 from the Purchase Price and shall deposit such sum with the Escrow Agent who shall further place these monies in an interest bearing account for the purpose of satisfying any costs associated with the cleanup or remediation of any Condition. After all Conditions have been resolved in accordance with the terms of this Section, the balance of the sums remaining in the escrow account, if any, together with any interest thereon, shall be paid to Chemical Bank. Thus, these escrowed sums can only be paid directly to Purchaser if such sums are for remediation costs for a Condition.

      25. HSR Act. Seller and Purchaser acknowledge that this Agreement may be subject to and conditioned upon compliance with 15 U.S.C. ss.18a, and all rules and regulations promulgated thereunder or pursuant thereto. Seller and Purchaser each agree to make such filings and provide such information as may be required under said statute, rules or regulations as soon as possible after execution of this Agreement. Seller and Purchaser further agree to cooperate with each other in making such filings and providing such information. The obligation of Seller to sell the Property to Purchaser, and the obligation of Purchaser to purchase the Property from Seller, is subject to, and is expressly conditioned upon, compliance with all requirements, and obtaining all necessary consents, as may be prescribed or set forth in said statute, rules or regulations.

      26. Default by Purchaser. If, at and as of closing, Seller is ready, willing, and able to close the transaction contemplated by this Agreement, and has complied in all material respects with its obligations as imposed hereby, and Purchaser, in breach of the provisions of this Agreement fails or refuses to close this transaction in accordance herewith, Seller, as its sole remedy for such a failure or refusal to close, may declare this Agreement terminated, in which event Seller shall be entitled to receive from Escrow Agent the Earnest Money as liquidated damages, and neither party shall thereafter have any obligation one to the other by reason of this Agreement, except for obligations of confidentiality. If Seller brings an action against Purchaser or institutes or pursues other legal proceedings to enforce this Agreement or any of the provisions of this Agreement, or to enforce any of its rights under this Agreement, and if Seller obtains judgment or other relief against or from Purchaser, then Purchaser shall pay Seller all costs and expenses incurred by Seller in obtaining such judgment or relief, including reasonable attorneys' fees, court costs, and expenses of litigation. A termination of this Agreement by Purchaser pursuant to Section 13 shall not be a failure or refusal to close within the meaning of this Section. The liquidated damages provided for above shall only apply to a failure or refusal of Purchaser to close in breach of this Agreement.


      27. Default by Seller. If, at and as of closing, Purchaser is ready, willing, and able to close the transaction contemplated by this Agreement, and has complied in all material respects with its obligations as imposed hereby, and Seller, in breach of the provisions of this Agreement, fails or refuses to close this transaction in accordance herewith, Purchaser shall be entitled to a return of the Earnest Money and may bring an action against Seller for breach of contract and/or specific performance, and shall have all available legal and equitable remedies. In the alternative, Purchaser may declare this Agreement terminated, in which event Purchaser shall be entitled to a return of the Earnest Money and shall also be entitled to receive $500,000.00 as liquidated damages, and neither party shall thereafter have any obligation one to the other by reason of this Agreement, except for obligations of confidentiality. If Purchaser brings an action against Seller or institutes or pursues other legal proceedings to enforce this Agreement or any of the provisions of this Agreement, or to enforce any of its rights under this Agreement, and if Purchaser obtains judgment or other relief against or from Seller, then Seller shall pay Purchaser all costs and expenses incurred by Seller in obtaining such judgment or relief, including reasonable attorneys' fees, court costs, and expenses of litigation. A termination of this Agreement by Seller pursuant to
Section 13 shall not be a failure or refusal to close within the meaning of this Section. The liquidated damages provided for above shall only apply to a failure or refusal of Seller to close in breach of this Agreement. Any breach of any representation or covenant (other than the covenant to close) shall not entitle Purchaser to liquidated damages. Nor shall a breach of a representation by Seller give rise to any claim, cause of action or remedy other than as provided for in Section 13.

      28. Notices. All notices contemplated by this Agreement may be given to the parties or to the Bank at the following addresses:

      (a)   If to Seller, to:

            Siete Oil & Gas Corporation
            P. O. Box 2523
            Roswell, NM 88202-2523

                  or

            Petroleum Building
            200 West First Street
            Suite 200
            Roswell, NM 88201
            Attention:  Mr. Gene Shumate, President

      (b)   If to Purchaser, to:

            St. Mary Land & Exploration Company
            1776 Lincoln Street, Suite 1100
            Denver, CO  80203
            Telephone:  (303) 861-8140
            Fax:  (303) 861-0934

            Attention:  Mr. Milam Randolph Pharo, Vice President - Land


                  and

            Riverhill Energy Corporation
            P.O. Box 2726
            Midland, TX  79702-2726
            Telephone:  (915) 688-0708
            Fax:  (915) 688-0765

            Attention:  Mr. J.W. Ramsey, Vice President - Exploitation

      (c)   If to Bank, to:






      29. Further Assurances. After closing each of the parties shall execute, acknowledge and deliver to the other such further instruments, and take such other actions as may be reasonably necessary to carry out the provisions of this Agreement.

      30. Operations by Seller. Seller will operate the Seller-operated Property until the later of closing, the Effective Date, or the time the applicable operating agreement or plan of unitization may require, at which time operations will be turned over to, and become the responsibility of, Purchaser, unless a third party is elected Operator under such agreement.

Seller makes no representation that Purchaser will be elected or appointed Operator of any property included within the Property. Seller shall reasonably assist Purchaser or its designee in its efforts to become Operator for any of the Property in which Seller served as Operator.

            (a) Operations conducted by Seller after the Effective Date with respect to the Property will be conducted on behalf of Purchaser in accordance with any applicable operating agreements, and Purchaser will pay Seller for operation, protection and maintenance of the Property in accordance with the terms and provisions of any applicable operating agreement, provided that with regard to operations after closing, Purchaser will pay all actual costs (including administrative overhead as allowed by the applicable COPAS) incurred by Seller with regard to the Property and will further pay operation and administrative overhead to Seller at a rate equal to twenty-five percent (25%) of the sum of the operation and maintenance expenses actually charged to Purchaser. For any well without an operating agreement, Seller agrees to charge expenses consistent with the Ernst & Young rate schedule published for use in the oil and gas industry.

            (b) Purchaser will take all necessary steps to ensure that Purchaser is recognized as the owner and, if elected, Operator of the Property by all appropriate parties, including any regulatory commission, body, or board with jurisdiction. If Seller is the principal on any financial assurance (including a bond) relating to the Property, which financial assurance is required by any law, rule or regulation, then Purchaser will secure replacement financial assurance in the required amount and deliver it to the regulatory body requiring such assurance, to the end that Seller's financial assurance is released and discharged.

            (c) Seller may either remove its name and signs from the Seller-operated Property or require Purchaser to do so. Purchaser grants Seller a right of access to the Property to remove Seller's signs and name from all wells, facilities and Leases, or to confirm that Purchaser has done so. If Seller's name or signs remain on the Property after closing, Purchaser will promptly, but no later than required by applicable rules and regulations or forty-five (45) days after closing, whichever is earlier, remove all remaining signs and references to Seller and erect or install signs complying with applicable rules and regulations, including signs showing the Purchaser as Operator of the Property.

      31. Securities Laws. The solicitation of offers and the sale of the Property by Seller have not been registered under any securities laws. Purchaser represents that at no time has it been presented with or solicited by or through any public promotion or any form of advertising in connection with this transaction. Purchaser represents that it intends to acquire the Property for its own benefit and account and that it is not acquiring the Property with the intent of distributing fractional, undivided interests that would be subject to regulation by federal or state securities laws, and that if it sells, transfers, or otherwise disposes of the Property or fractional, undivided interests, it will do so in compliance with applicable federal and state securities laws.

      32. Due Diligence. Purchaser represents that it has performed, or will perform prior to closing, sufficient review and due diligence with respect to the Property, which includes reviewing well data, title, and other files, and performing necessary evaluations, assessments, and other tasks involved in evaluating the Property, to satisfy its requirements completely and to enable it to make an informed decision to acquire the Property under the terms of this Agreement.

      33. Basis of Purchaser's Decision. Purchaser represents that by reason of its knowledge and experience in the evaluation, acquisition, and operation of oil and gas properties, Purchaser has evaluated the merits and risks of purchasing the Property from Seller and has formed an opinion based solely on Purchaser's knowledge and experience and not on any representations or warranties by Seller. Purchaser represents that it has not relied and will not rely on any statements by Seller or its Representatives in making its decision to enter into this Agreement or to close this transaction.

      34. Press Release. Prior to closing, there shall be no press release or public communication concerning this purchase and sale by either party, except as required by law or with the written consent of the party not originating said release or communication. Prior to closing, the parties will endeavor to consult each other in a timely manner on all press releases required by law.

      35. Partial Invalidity. In the event any one or more of the provisions contained in this Agreement or in any other document referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such document.

      36. Time of Essence. Time shall be of the essence in the performance by the parties of all of the provisions of this Agreement.

      37. Assignment - Successors and Assigns. This Agreement shall not be assigned, transferred or encumbered, in whole or in part, by Purchaser without the prior written consent of Seller, which may be withheld for any reason. Subject to the foregoing, this Agreement shall be binding upon, and shall inure to the benefit of, Seller and Purchaser and their respective successors and assigns.

      38. Governing Law. To the extent allowed by the jurisdiction in which any portion of the Property is located, the provisions of this Agreement, and all of the rights, obligations and remedies of Seller and Purchaser under this Agreement, shall be governed by, and shall be construed, interpreted and enforced in accordance with, the laws of the State of New Mexico.

      39. Entire Agreement - Amendment. This Agreement constitutes the entire agreement of Seller and Purchaser, and supersedes and replaces any and all communications, representations and agreements previously or contemporaneously made by Seller or Purchaser. This agreement may only be modified by a writing executed by both Seller and Purchaser.

      40. Merger of Title - Survival of Covenants. The provisions of this Agreement shall not be merged into any assignment, conveyance or other document executed and delivered pursuant hereto, and shall remain in full force and effect after the execution and delivery of any document required or contemplated by this Agreement. All covenants, representations, warranties and agreements contained in this Agreement shall survive the closing of the transaction contemplated by this Agreement. This provision does not apply to Sections 6(e) through 6(aa), inclusive, or to Sections 8(a) through 8(h), inclusive, which representations and covenants shall not survive the closing.

      41. Counterparts. This Agreement may be executed in separate or multiple counterparts. Each such counterpart shall be deemed to be an original and shall be binding upon the parties executing the same, and all such counterparts together shall constitute one and the same document.

      42. Headings. The headings of the paragraphs contained in this Agreement are inserted for convenience of reference only. Such headings are not intended to be, and shall not be, a part of this Agreement, nor shall they affect the meaning or interpretation of this Agreement.

                              SELLER:

                              SIETE OIL & GAS CORPORATION


                              By  /S/ Gene Shumate
                                  President


                              OLYMPIC TRADING AND TRANSPORTATION, INC.


                              By  /S/ Gene Shumate
                                  President

                              PURCHASER:

                              ST. MARY LAND & EXPLORATION COMPANY
ATTEST:


___________________________   By  /S/ Milam Randolph Pharo
                                  Vice President - Land

                              RIVERHILL ENERGY CORPORATION
ATTEST:


____________________________  By  /S/ J.W. Ramsey
                                  Vice President - Exploitation


STATE OF New Mexico           )
                              ) ss.
COUNTY OF Chaves              )

            This instrument was acknowledged before me on April 10, 1996, by Gene Shumate, as President of Siete Oil & Gas Corporation.


                                    /S/ Carol A. Parker
                                    Notary Public
My Commission Expires:
     11/12/99

STATE OF New Mexico           )
                              ) ss.
COUNTY OF Chaves              )

            This instrument was acknowledged before me on April 10, 1996, by Gene Shumate, as President of Olympic Trading and Transportation, Inc.


My Commission Expires:                             /S/ Carol A. Parker
       11/12/99                                      Notary Public



STATE OF New Mexico           )
                              ) ss.
COUNTY OF Chaves              )

            This instrument was acknowledged before me on April 10, 1996, by Milam Randolph Pharo, as Vice President of St. Mary Land &
Exploration Company.


                                                   /S/ Carol A. Parker
My Commission Expires:                                Notary Public
       11/12/99

STATE OF New Mexico           )
                              ) ss.
COUNTY OF Chaves              )

            This instrument was acknowledged before me on April 10, 1996, by J.W. Ramsey, as Vice President of Riverhill Energy Corporation.


My Commission Expires:                  /S/ Carol A. Parker
       11/12/99                            Notary Public

                                  May 31, 1996






Siete Oil & Gas Corporation             Olympic Trading and Transportation, Inc.
P.O. Box 2523                           P.O. Box 2523
Roswell, NM  88202-2523                 Roswell, NM  88202-2523

Riverhill Energy Corporation
200 North Loraine, Suite 1100
P.O. Box 2726
Midland, TX  79702-2726


                                    Re:   Title Defect Resolution and Closing
                                          Pursuant to that certain Purchase
                                          and Sale Agreement dated April 2,
                                          1996

Gentlemen:

      This letter will confirm our agreement and understanding that for valuable consideration, the receipt of which is acknowledged by the undersigned, the undersigned agree that the transaction contemplated by that certain Purchase and Sale Agreement dated April 2, 1996, by and between Siete Oil & Gas Corporation, Olympic Trading and Transportation, Inc., as "Seller" and St. Mary Land & Exploration Company and Riverhill Energy Corporation, as "Purchaser", (the "Agreement") will not close on June 4, 1996, as provided in Section 20 of the Agreement. Rather, the undersigned parties agree that they shall meet in the offices of Coastal Management Corporation in Midland, Texas, at 1:30 p.m. on Thursday, June 6, 1996, and to resolve the existence and treatment of claimed Title Defects as defined by Section 11 of the Agreement, all as prescribed in
Section 13 of the Agreement.

      In addition, the undersigned parties agree that at this meeting, they will mutually agree on a new date for closing which will take into account the matters to be resolved at this meeting, but which date for closing shall in no event be later than June 27, 1996, subject to Seller's right to cure Title Defects pursuant to and within the time permitted by Section 13 of the Agreement.

      The undersigned parties agree that this letter agreement can be executed by facsimile with an executed original to be furnished to each of the undersigned parties.

Siete Oil & Gas Corporation, et al.
May 31, 1996
Page 2




      If this letter properly sets forth your understanding and agreement, please so indicate by signing in the space provided below.

                                    Very truly yours,

                                    ST. MARY LAND & EXPLORATION COMPANY


                                    /S/ Milam Randolph Pharo

                                    Milam Randolph Pharo
                                    Vice President - Land



      ACCEPTED AND AGREED TO this  31   day of  May , 1996.


RIVERHILL ENERGY CORPORATION                    SIETE OIL & GAS CORPORATION



By:   /S/ J.W. Ramsey                           By:    /S/ Gene Shumate
      J.W. Ramsey                                      Gene Shumate
      Vice President - Exploration                     President



OLYMPIC TRADING AND TRANSPORTATION, INC.



By:   /S/ Gene Shumate
      Gene Shumate
      President



cc:   Mr. John Nelson
      Mr. John Knight

p:\mrp\closeltr.doc

                                  June 21, 1996






Siete Oil & Gas Corporation             Olympic Trading and Transportation, Inc.
P.O. Box 2523                           P.O. Box 2523
Roswell, NM  88202-2523                 Roswell, NM  88202-2523

Riverhill Energy Corporation
200 North Loraine, Suite 1100
P.O. Box 2726
Midland, TX  79702-2726


                                    Re:   Title Defect Resolution and Closing
                                          Pursuant to that certain Purchase
                                          and Sale Agreement dated April 2,
                                          1996

Gentlemen:

      This letter will confirm our agreement and understanding that the undersigned parties agree to adjust the Purchase Price as that term is defined in the above-referenced agreement and proceed to closing the transaction contemplated by the Purchase and Sale Agreement dated April 2, 1996 (the "PSA") as follows:

      1. By its letter dated May 20, 1996, Purchaser gave notice to Seller of various claimed Title Defects which included Environmental Defects in accordance with Section 13 of the PSA. Seller responded to this notice by its letter of May 29, 1996. In accordance with Section 13.b. of the PSA, Seller and Purchaser have negotiated a downward adjustment to the Purchase Price in the amount of $250,000.00. This agreed adjustment is subject to the terms and provisions of this letter agreement, the PSA, and to Seller curing the matters it has previously indicated it will cure. However, as to Title Defects that Purchaser raised or should have raised pursuant to the PSA, it is agreed that subject to the above-referenced items, this is the final price adjustment for all Title Defects.

      2. In determining the $250,000.00 downward price adjustment noted in the preceding paragraph, Seller and Purchaser tentatively agreed that the downward Purchase Price adjustment relating to the Parkway Unit gas overproduction was $17,730.00. Seller and Purchaser agree that this gas overproduction value shall be adjusted either upward or downward, as appropriate, to reflect the actual Parkway gas balancing on the basis of an equation of overproduced volumes x $1.75 per MMBTU.

      3. Robert Lee will prepare the SPCC documentation for both the Zuni and Rock Pen Fields and the Purchaser will be responsible for construction or enhancement of any dikes required to comply with such permits.

Siete Oil & Gas Corporation, et al.
June 21, 1996
Page 2



      4. Subject to Seller's 60-day right to cure which was previously invoked, Seller will continue to work to satisfy the title requirements it agreed to cure as a result of the June 6, 1996, meeting between Seller and Purchaser. Those requirements include, but are not limited to, the ratifications for the Rock Pen and Zuni Units. Seller will also provide ratifications and joinders of the Parkway Unit by Tom Campbell and Gene Shumate and their respective spouses.

      5. Seller and Purchaser agree that notwithstanding the fact that certain issues regarding the Blackhawk water disposal facility have been discussed between these parties, that should any third party such as the landowner or any governmental entity make a claim, institute litigation, or issue any sort of citation, noncompliance certificate, or request or demand that remediation or restoration work be performed at the Blackhawk site, and such claim occurs within the one (1) year period contemplated by the environmental escrow account provision contained in Section 24 of the PSA, that Seller agrees that this Blackhawk area will remain subject to this Section 24, and Seller will not assert that Purchaser has waived any right it otherwise has under this Section 24 to seek the use of the escrowed funds to satisfy such third party claim.

      Notwithstanding the provisions of Section 24 of the PSA, Purchaser shall not be entitled to invoke this Section 24 with respect to the disposal pits or overflow pits at the Blackhawk area unless, during said one-year period, a third party makes a claim, institutes litigation, or issues any sort of citation, noncompliance certificate, or request or demand that remediation or restoration work be performed with respect to such pits. In addition, execution of this letter agreement by Seller is not, and shall not be construed as an admission or agreement by Seller that a Condition existed with respect to the Blackhawk area as of the Effective Date.

      6. To clarify a portion of the mechanics of Closing, Seller and Purchase agree as follows:

            (a) To the extent necessary, the instructions to the Escrow Agent will be amended to provide that upon Purchaser paying the Adjusted Purchase Price to the Escrow Agent, the Escrow Agent will pay directly to the holder of any Siete Lien who has furnished a release to the Escrow Agent, the amount required for the satisfaction of such Siete Lien so that the release can be delivered to Purchaser.

            (b) In addition, the Escrow Agent shall retain the amount set forth on Exhibits A and A-1 attached hereto and made a part hereof, which exhibits, in the aggregate and to the extent they do not constitute a Siete Lien, reflect the "Designated Claims" of various creditors of Seller which shall be paid to Siete or the respective claimant, as appropriate, upon the earlier to occur of either (i) Siete provides evidence reasonably satisfactory to the Escrow Agent (such as a certificate or letter from the appropriate claimant) that the claim of any particular claimant listed as having a Designated Claim shall have been resolved whether for a greater, lesser, or equal amount than that listed on Exhibits A or A-1, or (ii) September 2, 1996, shall have arrived without a particular claim listed on Exhibits A or A-1 being resolved, in which event, the Escrow Agent shall

Siete Oil & Gas Corporation, et al.
June 21, 1996
Page 3


      deliver payment for and on behalf of this particular claim directly to such claimant in the amount set forth on Exhibit A or A-1.

      In accordance with the terms of the PSA, the Escrow Agent shall also retain a portion of the Adjusted Purchase Price equal to the amount of unreleased Siete Liens. These sums shall be released to each individual Siete Lien holder at such time as this third party provides a release of its lien to the Escrow Agent.

      Seller and Purchaser agree to keep the terms of this escrow arrangement confidential so as to not jeopardize Seller's right to resolve both the Siete Liens and the Designated Claims. Upon Closing, all other sums not otherwise required to be retained by the Escrow Agent in accordance with either the terms of the PSA, this letter agreement, or the previously drafted Escrow Agreement, shall be released to Seller or Chemical Bank, as they may direct.

      While it is understood and believed that these Exhibits A and A-1 are in final form, Purchaser has accepted the amounts and claimants supplied by Seller, and the parties agree that these amounts and claimants may change to accurately reflect the unsecured claims in excess of $10,000.00 after Purchaser's accounting representative has met with Seller on June 24 or June 25, 1996.

      7. The parties agree that Purchaser shall take over Seller's duties as operator at 7:00 a.m., July 1, 1996, at the location of the properties.

      8. Capitalized terms used in this letter agreement, but which are not otherwise defined, shall have the meaning ascribed to such terms in the PSA.

      Except as specifically set forth in this letter, the parties agree to proceed to Closing on June 28, 1996, at 9:00 a.m., in Midland, Texas, at the office of the Escrow Agent, as provided and in accordance with the terms of that certain Purchase and Sale Agreement between these parties dated April 2, 1996.

      If this letter properly sets forth your understanding and agreement, please so indicate by signing in the space provided below.


                                    Very truly yours,

                                    ST. MARY LAND & EXPLORATION COMPANY


                                    /S/ Milam Randolph Pharo

                                    Milam Randolph Pharo
                                    Vice President - Land

Siete Oil & Gas Corporation, et al.
June 21, 1996
Page 4



      ACCEPTED AND AGREED TO this  27  day of   June  , 1996.


RIVERHILL ENERGY CORPORATION              SIETE OIL & GAS CORPORATION


By:  /S/ J.W. Ramsey                      By:    /S/ Gene Shumate
     J.W. Ramsey                                 Gene Shumate
     Vice President - Exploitation               President



OLYMPIC TRADING AND TRANSPORTATION, INC.


By:   /S/ Gene Shumate
      Gene Shumate
      President



cc:   Mr. John Nelson
      Mr. John Knight


p:\mrp\amdclltr.doc

June 28, 1996



Siete Oil & Gas Corporation         Olympic Trading and Transportation, Inc.
Post Office Box 2523                Post Office Box 2523
Roswell, NM  88202-2523             Roswell, NM  88202-2523

St. Mary Land & Exploration Company
1776 Lincoln Street, Suite 1100
Denver, Colorado 80203



RE:   Amended Exhibits A and A-1


Gentlemen:

      This letter will confirm our agreement and understanding that the undersigned parties to that certain Purchase and Sale Agreement dated April 2, 1996 (the "PSA"), have determined through the course of due diligence that certain changes should be made to Exhibits A and A-1 as originally attached to the PSA.

      Therefore the undersigned agree that the PSA shall be amended to delete the Exhibits A and A-1 originally attached thereto and those exhibits are hereby replaced and superseded with and by the Exhibits A and A-1 attached to this amendment letter.

      If this letter properly sets forth your understanding and agreement, please so indicate by signing in the space provided below.

                              Very truly yours,

                              RIVERHILL ENERGY CORPORATION

                              /S/ J.W. Ramsey

                              J. W. Ramsey
                              Vice President, Exploitation

c:\johnb\amendexh.ltr

Siete Oil and Gas Corporation, et. al.
June 28, 1996
Page 2


      ACCEPTED AND AGREED TO this 28th day of June, 1996.


SIETE OIL & GAS CORPORATION


By:   /S/ Gene Shumate
      Gene Shumate, President


OLYMPIC TRADING AND TRANSPORTATION, INC.


By:   /S/ Gene Shumate
      Gene Shumate, President


ST. MARY LAND & EXPLORATION COMPANY


By:   /S/ Milam Randolph Pharo
      Milam Randolph Pharo



c:\johnb\amendexh.ltr